Exhibit 10.7

PCM, INC. TRANSACTION BONUS PLAN

This PCM, Inc. Transaction Bonus Plan was adopted by the Board on the Adoption Date. This Plan is effective as of the Adoption Date, provided that if the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, then this Plan shall then terminate without force or effect and no payments will be made to any Participant.

WHEREAS the Company will be entering into the Merger Agreement and wishes to secure the continued employment of selected Participants; and

WHEREAS, the Company wishes to provide each selected Participant with the following bonus opportunity which is payable if the conditions specified below are satisfied.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and each Participant agree to the following:

Section 1: Definitions

Certain terms used in this Plan will have the meanings as defined below in this Section 1. Terms that are not defined herein shall have the meaning provided in the Merger Agreement.

(a)	“Acknowledgment” means the form of acknowledgement (in the form attached to this Plan as Exhibit A or such other form that the Board establishes and such forms can be different for different Participants) that a Participant must execute and timely deliver to the Company in order to establish his/her participation in this Plan.

(b)	“Adoption Date” means June 23, 2019.

(c)	“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person.

(d)	“Board” means the Company’s Board of Directors and/or its Compensation Committee.

(e)	“Bonus” means the dollar amount specified by the Board in a Participant’s executed Acknowledgement.

(f)	“Code” means the Internal Revenue Code of 1986 as amended.

(g)	“Company” means PCM, Inc., a Delaware corporation.

(h)	“Company Group” means the Company and its Affiliates.

(i)	“Effective Time” means the “Effective Time” as defined in the Merger Agreement.

(j)	“Governmental Authority” means any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); or (C) self-regulatory organization (including the NASDAQ Global Market or the NASDAQ Global Select Market (“NASDAQ”)).

(k)	“Merger” means the “Merger” as defined in the Merger Agreement.

(l)	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June [●], 2019, by and among [PARENT], a Delaware corporation (“Parent”), Trojan Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company.

(m)	“Participant” means a Company Group employee who has been selected by the Board to participate in the Plan and who has executed his/her Acknowledgement and delivered it to the Company.

(n)	“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(o)	“Plan” means this PCM, Inc. Transaction Bonus Plan.

(p)	“Termination Date” means, with respect to a Participant, the last day of Participant’s employment with the Company Group.

Section 2: Bonus Payments

(a) Employment Requirements. If a Participant remains continuously employed by a Company Group member through the Effective Time, then Participant shall then earn and receive his/her Bonus. If a Participant’s Termination Date occurs before the Effective Time then no payments will be provided to such Participant under this Plan.

(b) Timing of Bonus Payments. If a Participant becomes entited to receive a Bonus, then the Company shall pay Participant the Bonus on the date of the Effective Time.

Section 3: Taxes

(a) Responsibility. Each Participant will be solely liable and responsible for the payment of Participant's taxes arising as a result of any payment hereunder. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, in each case as determined by the Company.

(b) Section 409A. This Plan is intended to be exempt from the requirements of Code Section 409A.

Section 4: Unfunded Obligations

All amounts payable under this Plan are unfunded and unsecured and are payable out of the general funds of the Company Group. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a bookkeeping convenience. In no event shall this Plan be considered to be a benefit plan for the benefit of any Participant and every Participant specifically acknowledges that this Plan provides no absolute rights to receive or obtain monetary compensation except upon strict performance of the provisions contained herein. The Company Group shall not be required to segregate any assets which may at any time be represented by payment amounts, nor shall this Plan be construed as providing for such segregation, nor shall the Company Group or the Board be deemed to be a trustee of cash to be awarded under the Plan.

Section 5: Miscellaneous Provisions

(a) Severability. Whenever possible, each provision or portion of any provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(c) Entirety of Agreement. This Plan and its Exhibit A constitutes the entire agreement between a Participant and the Company as it relates to its subject matter and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations and warranties, whether oral or written, by any person, officer, employee or representative of any party hereto in respect of such subject matter. No provision of this Plan may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by every affected Participant and by a duly authorized officer of the Company (other than Participant). No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Non-Alienation. The right to receive any payment under this Plan may not be transferred, assigned or pledged.

(e) Headings. The section and paragraph headings in this Plan are for convenience of reference only, and they form no part of this Plan and shall not affect its interpretation.

(f) Administration. This Plan will be administered by the Board. The Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. The Board may adopt such rules or guidelines, as it deems appropriate to administer the Plan. The Board’s determinations under the Plan shall be final, conclusive and binding on all persons. The Board’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(g) Notice. Notices, demands and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last address that a party has furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) Counterparts. A Participant’s Acknowledgement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered via facsimile or in PDF format shall be deemed originals for all purposes.

(i) Interpretation. The Company and each Participant each acknowledge that they have been represented by counsel (or had the opportunity to consult with their own counsel) in connection with this Plan and the transactions contemplated by this Plan. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Plan or Acknowledgement against the drafting party has no application and is expressly waived.

(j) No Employment Rights. This Plan (and the Acknowledgment) is not an employment agreement and does not give any Participant the right to be retained by the Company Group and every Participant agrees that employment by the Company Group is “at-will.” The Company Group reserves the right to terminate the Participant’s service as an employee at any time and for any reason or no reason.

(k) Plan Termination. This Plan shall terminate upon the earlier of payment of all earned Bonus amounts or the date that the Merger is abandoned or upon the Effective Time if there are then no Participants in the Plan.

IN WITNESS WHEREOF, the Company has adopted this Plan as of the Adoption Date.

Company: PCM, Inc., a Delaware corporation

By:
Name:
Its:

EXHIBIT A

PCM, INC. TRANSACTION BONUS PLAN

FORM OF ACKNOWLEDGEMENT OF PARTICIPATION

Pursuant to the PCM, Inc. Transaction Bonus Plan, the Company hereby informs the Participant named below that the Participant has been selected to participate in the Plan subject to Participant timely executing and delivering to the Company this acknowledgement (the “Acknowledgement”). The governing terms and conditions of Participant’s participation in the Plan are set forth herein and in the Plan and Participant agrees to be bound by such terms and conditions. The entire text of the Plan is incorporated in this Acknowledgement by reference. Certain capitalized terms used in this Acknowledgement are defined in the Plan. This Acknowledgement and the Plan (and any agreements referenced in the Plan) constitute the entire understanding between the Participant and the Company regarding this bonus opportunity. Any prior agreements, commitments or negotiations concerning this bonus opportunity are superseded except as otherwise provided in the Plan.

Name of Participant: _________________________________________________

Bonus Amount: $200,000

This Acknowledgement will be interpreted and enforced under the laws of the State of California.

By signing below, the Participant agrees to all of the terms and conditions described in this Acknowledgement and in the Plan.

Participant:
	(Signature)	(Date)

Company:
	(Signature)	(Date)